Exhibit 10.4

ESCROW AGREEMENT

THIS AGREEMENT made effective this 17th day of December, 2014,

AMONG:

1824455 ALBERTA LTD, a company duly incorporated under the laws of Alberta and having an office in Calgary, Alberta (hereafter referred to as “1824455”)

- and -

CONSOLIDATED GOLDFIELDS CORPORATION, , a body corporate having an office and carrying on business in the City of Reno in the State of Nevada (hereafter referred to as “Consolidated Goldfields”)

-and-

DAVIS LLP, Barristers and Solicitors, having an office at 1000, 250 - 2nd Street S.W., Calgary, Alberta T2P 0C1 (hereafter referred to as the “Escrow Agent”)

WHEREAS, 1824455 has agreed to deposit in escrow 23,500,000 Consolidated Goldfields Shares (as defined below) pursuant to an agreement of purchase and sale dated December 17th, 2014 among Consolidated Goldfields and 1824455 (the “Purchase Agreement”) in accordance with the terms and conditions of this Agreement;

AND WHEREAS the Consolidated Goldfields Shares held in escrow will only be released, if at all, to 1824455 in accordance with the terms of this Agreement;

AND WHEREAS the Escrow Agent has agreed to undertake and perform its duties hereunder according to the terms and conditions hereof;

NOW THEREFORE in consideration of the mutual covenants herein set forth, 1824455 covenants and agrees with Consolidated Goldfields and the Escrow Agent, and Consolidated Goldfields and the Escrow Agent covenant and agree with each other and with 1824455 as follows:

Article 1
DEFINITIONS

1.1	In this Agreement (including this clause and the premises and recitals hereof), unless there is something in the context inconsistent therewith, all capitalized terms shall have the same meaning as in the Purchase Agreement and the words importing the singular number shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and the following capitalized terms shall have the meanings ascribed to them, respectively:

(a)	“Consolidated Goldfields Shares” means shares of common stock, par value $0.001 per share, of Consolidated Goldfields;

(b)	“Change of Control” means any occurrence of one or more of the following, other than as a result of the transactions contemplated by the Purchase Agreement:

(i)	the sale of all or substantially all of the assets of Consolidated Goldfields;

(ii)	the acquisition by any person or any persons acting jointly or in concert (within the meaning of the Securities Act (Alberta)), whether directly or indirectly, of Consolidated Goldfields Shares (or other securities of Consolidated Goldfields having rights of purchase, conversion or exchange into Consolidated Goldfields Shares) which together with securities of Consolidated Goldfields held by such person or persons, exceeds 50% of the issued and outstanding Consolidated Goldfields Shares (assuming the purchase, conversion or exchange of such other securities, whether then purchasable, convertible or exchangeable or not, into the highest number of Consolidated Goldfields Shares to which such person or persons would be entitled); or

(iii)	the amalgamation, arrangement, merger or other consolidation of Consolidated Goldfields with or into any one or more other corporations or other business vehicles under which a person or combination of persons or corporations thereafter hold, whether directly or indirectly, a greater number of Consolidated Goldfields Shares or other securities of the successor or continuing corporation having rights of purchase, conversion or exchange into Consolidated Goldfields Shares of the successor or continuing corporation or other business vehicle (assuming the purchase, conversion or exchange of such other securities, whether then purchasable, convertible or exchangeable or not, into the highest number of Consolidated Goldfields Shares to which such person or persons would be entitled) than the number of Consolidated Goldfields Shares of the successor or continuing corporation or other business vehicle held directly and indirectly by former shareholders of Consolidated Goldfields immediately preceding the consummation of such transaction;

(c)	“Derivative Property” means, with respect to Escrowed Shares, (i) any securities into which such shares may exchanged; (ii) any securities into which such shares be converted, reclassified, re-designated, subdivided, consolidated or otherwise changed; (iii) any securities of Consolidated Goldfields or of any other Person received by the holders of such shares as a result of any merger, amalgamation, arrangement, take-over bid, reorganisation or other similar transaction involving Consolidated Goldfields; and (iv) any other shares, securities, rights, money or other personal property accruing, offered or received in connection therewith at any time (whether by way of purchase, dividend, distribution, return of capital, reorganization, reclassification, redemption, bonus, preference, option rights or otherwise); provided that dividends accrued or paid thereon shall not form part of such Derivative Property; and further provided that securities received in a Change of Control shall not in any event be considered Derivative Property;

(d)	“NI 43-101” means National Instrument 43-101 developed by the Canadian Securities Administrators; and

(e)	“PEA” means a preliminary economic assessment report;

(f)	“Product” has the meaning given to that term in the Purchase Agreement;

(g)	"Production Royalty Agreement" means the production royalty agreement, pertaining to the Property, dated even date hereof between the Parties;

(h)	“Project” has the meaning given to that term in the Purchase Agreement;

(i)	“Property” has the meaning given to that term in the Production Royalty Agreement;

(j)	“Purchase Agreement” has the meaning given to that term in the preamble; and

(k)	“Technical Information” means any books, records, data, reports or other information of any kind whatsoever, any format whatsoever (including in electronic format) relating to the Property owned by or in the control of Consolidated Goldfields, including all surveys, plans, specifications, maps, drill core samples, other samples and assays relating to the Property.

Article 2
DEPOSIT

2.1	Consolidated Goldfields and 1824455 hereby agree that Consolidated Goldfields is hereby depositing in escrow under this Agreement 23,500,000 Consolidated Goldfields Shares (the “Escrowed Shares”) issued to and in the name of 1824455 pursuant to the Purchase Agreement, which shall only be releasable, if at all, to 1824455 in accordance with the terms of this Agreement. The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrowed Shares pursuant to the terms and conditions of this Agreement.

2.2	1824455 hereby undertakes and agrees forthwith to deliver any replacement securities or certificates issued in respect of the Escrowed Shares that remain in escrow if and when such are issued or allotted to the Escrow Agent for deposit in escrow.

2.3	The Escrow Agent shall incur no liability with respect to the delivery or non-delivery of any certificate or certificates whether delivered by hand, mail, or any other means.

2.4	The parties hereto agree that, except as otherwise provided in this Agreement, the Escrowed Shares and the beneficial ownership of, or any interest in them and the certificate or certificates representing them (including any replacement securities or certificates) shall not be sold, assigned, hypothecated, alienated, released from escrow, transferred within escrow, or otherwise dealt with, without the written consent or direction of Consolidated Goldfields first obtained and delivery of the appropriate documentation of 1824455 being received by the Escrow Agent.

2.5	The parties hereby direct the Escrow Agent to retain the Escrowed Shares and the certificates (including any replacement securities or certificates) representing the same and not to do or cause anything to be done to release the same from escrow or to allow any sale, assignment, transfer, or hypothecation or alienation thereof, except as provided in this Agreement hereof or with the written consent or direction of Consolidated Goldfields.

Article 3
RELEASE FROM ESCROW

3.1	Subject to Article 3.2, the Escrowed Shares shall be released from escrow hereunder and delivered to 1824455 upon the satisfaction of the following milestones:

a)	7,050,000 of the Escrowed Shares upon the completion of a NI 43-101 resource report that identifies a resource deposit which is sufficient to move forward with a Project;

b)	7,050,000 of the Escrowed Shares upon completion of a PEA which demonstrates a financial return which is sufficient to move forward with a Project; and

c)	9,400,000 of the Escrowed Shares upon the award of all necessary permits that will allow for the mining of Product.

3.2	Consolidated Goldfields reserves the right to determine whether to proceed with the development of the Property at any time prior to or upon the completion of each milestone set out in Article 3.1 and in the event: (i) Consolidated Goldfields decides to proceed with the development of the Property, as soon as practicable following the realisation of each of the milestones set out in Article 3.1 but in any event not later than 30 days following the realisation of such milestone, Consolidated Goldfields shall provide written notice of such decision to 1824455 and the Escrow Agent and the applicable Escrowed Shares shall forthwith be released from escrow hereunder delivered by the Escrow Agent to 1824455; or (ii) Consolidated Goldfields decides not to proceed with the development of the Property, Consolidated Goldfields shall provide written notice of such decision to 1824455 and the Escrow Agent and the Escrow Agent shall forthwith return to Consolidated Goldfields all Escrowed Shares which are still in escrow under this Agreement for cancellation and Consolidated Goldfields will re-convey the Property, and all improvements thereon, and the Technical Information to 1824455 in accordance with Article 3.4.

3.3	Notwithstanding Article 3.1 and Article 3.2, all Escrowed Shares shall be released from escrow hereunder and delivered to 1824455 upon the earlier of satisfaction of the following conditions:

a)	upon the award of all necessary permits that will enable the mining of Product;

b)	upon the sale, assignment or transfer of the Property, or any part thereof;

c)	upon the Property being pledged as collateral by Consolidated Goldfields as security for indebtedness;

d)	upon a Change of Control of Consolidated Goldfields.

Upon the satisfaction of any of the conditions set out above, 1824455 may, in its sole discretion, provide written notice of the satisfaction of such condition to the Escrow Agent, with a copy of such notice being provided to Consolidated Goldfields, and the all Escrowed Shares shall forthwith be released from escrow hereunder and delivered by the Escrow Agent to 1824455.

3.4	Consolidated Goldfields and 1824455 hereby agree that in the event Consolidated Goldfields is obligated to re-convey the Property to 1824455 pursuant to Article 3.2, Consolidated Goldfields will sell, assign, transfer, convey and set over to 1824455, and 1824455 shall purchase and accept the assignment, transfer, conveyance and set over, of all of Consolidated Goldfields’ right, title, estate and interest of Consolidated Goldfields (whether absolute, legal or beneficial) in the Property, including all improvements thereon, and the Technical Information (collectively, the “Re-Conveyed Property”) in consideration of $1.00 paid by 1824555 not later than 30 days following this issuance of the notice referred to in Article 3.2 (the “Notice Period”). If at the end of the Notice Period:

(a)	the Property is free and clear from all liens, encumbrances, security interests and claims;

(b)	all permits, concessions and agreements in respect of the Property are in good standing;

(c)	all payments, rental, taxes, rates, assessments, renewal fees and other governmental or third party charges owing in respect of the Property and the respective Alberta Metallic and Industrials Permits and Manitoba quarry leases which comprise the Property (and all renewals, successions, substitutions and extensions of such Alberta Metallic and Industrials Permit and leases including any and all mining surface leases that cover any portion of the same ground as is covered by Alberta Metallic and Industrials Permits) have been paid in full and satisfied for a minimum period of 120 days following the re-conveyance;

(d)	all work requirements or commitments in respect of the Property (and all renewals, successions, substitutions and extensions of the respective Alberta Metallic and Industrials Permits and Manitoba quarry leases which comprise the Property) have been satisfied for a minimum period of one year following the re-conveyance; and

(e)	the conditions existing on or related to the Property and Consolidated Goldfields’ ownership and operations of the Property have been in compliance with and ] not in violation of any material laws (including without limitation any environmental laws), nor caused or permitted any material damage (including environmental damage) to the Property or material impairment to the health, safety or enjoyment of any person at or on the Properties or in the general vicinity of the Properties;

or if 1824455 waives any of the conditions in (a) through (e) above that were not then satisfied, then Consolidated Goldfields shall re-convey the Re-Conveyed Property to 1824455 and concurrently with such re-conveyance, 1824455 shall forthwith provide notice to the Escrow Agent directing the Escrow Agent to, and the Escrow Agent shall then, return, release and deliver to Consolidated Goldfields all of the Escrowed Shares then still in escrow under this Agreement for cancellation. If these conditions are not satisfied or waived by the end of the Notice Period, then 1824455 shall not be obligated to repurchase and accept the re-conveyance of the Re-Conveyed Property and1824455 shall forthwith provide notice to the Escrow Agent directing the Escrow Agent to, and the Escrow Agent shall then return, release and deliver to 1824455 all of the Escrowed Shares then still in escrow under the Escrow Agreement and, notwithstanding the provisions of Section 15 of the Production Royalty Agreement, the requirements set forth in Section 3 of the Production Royalty Agreement shall continue uninterrupted and in full force and effect.

Notwithstanding the foregoing, 1824455 may, at its discretion, refuse the re-conveyance described in this Section 3.4, in which case 1824455 shall provide written to Consolidated Goldfields and the Escrow Agent of such refusal and the Escrow Agent shall then return to Consolidated Goldfields all Escrowed Shares which are then held in escrow under this Agreement for cancellation.

3.5	Consolidated Goldfields and 1824455 hereby agree that in the event Consolidated Goldfields is obligated to re-convey the Property to 1824455 pursuant to Section 16 of the Production Royalty Agreement and the conditions precedent for such re-conveyance under the Production Royalty Agreement have been satisfied, 182445 shall provide written notice thereof to the Escrow Agent, and the Escrow Agent shall forthwith return to Consolidated Goldfields all Escrowed Shares which are then held by the Escrow Agent under this Agreement.

3.6	Consolidated Goldfields and 1824455 hereby agree that in the event Consolidated Goldfields is obligated to re-convey the Property to 1824455 pursuant to Section 16 of the Production Royalty Agreement and the conditions precedent for such re-conveyance under the Production Royalty Agreement have not been satisfied or waived, 182445 shall provide written notice thereof to the Escrow Agent, and the Escrow Agent shall forthwith return, release and deliver to 1824455 all of the Escrowed Shares then still in escrow under the Escrow Agreement.

3.7	If the Escrowed Shares become Derivative Property pursuant to any transaction or event, then the cash or other property or securities issued in connection therewith, and any right arising pursuant thereto, and any other Derivative Property, shall be held by Escrow Agent and dealt with as if they were Escrowed Shares.

Article 4
RIGHTS & RESPONSIBILITIES OF THE PARTIES DURING ESCROW

4.1	Consolidated Goldfields and 1824455 agree to perform their responsibilities hereunder in a timely manner and in good faith.

4.2	Other than on resolutions presented by Consolidated Goldfields to its shareholders in connection with a proposed Change of Control, voting rights attached to the Escrowed Shares shall only be exercised in accordance with the proxy described in Section 3.2(d) of the Purchase Agreement.

4.3	If a dividend is declared or paid while the Escrowed Shares continue to be subject to or held under the terms of this Agreement, such dividend on the Escrowed Shares shall be delivered to the Escrow Agreement, subject to this Agreement as property held in escrow, and such dividends received shall be held in a separate interest bearing trust account by the Escrow Agent until such time as the Escrowed Shares are released from escrow to 1824455, at which time the applicable portion of dividend attributable to the Escrowed Shares being released and interest, if any, shall be paid to 1824455. Any dividends received related to Escrowed Shares that are subsequently returned to Consolidated Goldfields pursuant to Section 3.2 shall be delivered to Consolidated Goldfields with such returned Escrowed Shares..

Article 5
THE ESCROW AGENT

5.1	The Escrow Agent:

(a)	shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any security deposited with it;

(b)	shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and acceptability of any information therein contained which it in good faith believes to be genuine and what it purports to be including, without limitation, a certificate of Consolidated Goldfields as to the occurrence of any of the events regarding release of the Escrowed Shares;

(c)	except for its act of negligence or wilful misconduct, the Escrow Agent shall not be liable for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law and Consolidated Goldfields and 1824455 agree to indemnify and save harmless the Escrow Agent and its partners, employees, agents and successors and assigns from and against all claims, demands, actions, suits or other proceedings by whomsoever made, prosecuted or brought and from all loss, costs, damages and expenses in any manner based upon, occasioned by or attributable to any act of the Escrow Agent in the execution of its duties hereunder;

(d)	shall not be required to defend any legal proceedings which may be instituted against it in respect of or arising out of anything herein contained unless so requested by a party hereto and indemnified to its reasonable satisfaction against the cost and expense of such defence;

(e)	shall not be required to expend or risk its own funds or otherwise to incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless indemnified;

(f)	may employ such experts, advisers, agents or agencies as it may reasonably require for the purpose of discharging its duties hereunder and shall not be responsible for the negligent actions or misconduct of such parties or any of them;

(g)	shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear documentation which complied with the terms of this Agreement, which documentation must not require the exercise of any discretion or independent judgement;

(h)	shall have no duties or obligations except those which are expressly set forth herein, and it shall not be bound by any notice of a claim or demand with respect to, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing, and signed by the relevant parties hereto, and, if its duties herein are affected, unless it shall have given its prior written consent thereto;

(i)	may consult with and obtain advice from legal counsel in the event of any questions as to any of the provisions hereof of its duties hereunder, and it shall incur no liability and shall be fully protected in action in good faith in accordance with the opinion and instructions of such counsel. The cost of such services shall be reimbursed to the Escrow Agent by Consolidated Goldfields; and

(j)	the present provisions of this Agreement are not intended to and shall not restrict or remove any other rights which the Escrow Agent may have at law or in equity to seek relief or direction from the court or a duly appointed arbitrator, in addition to such as are expressly set forth herein.

5.2	The Escrow Agent shall be under no duty or obligation to ascertain the identity, authority, or rights of the parties (or their agents) executing or delivering or purporting to execute or deliver under this Agreement, or any instruments, documents or paper related hereto or properties deposited or called for hereunder.

Article 6
REPLACEMENT OF THE ESCROW AGENT

6.1	The Escrow Agent, for the time being, may resign and be discharged from all further duties and obligations hereunder by giving to Consolidated Goldfields thirty (30) days' notice in writing or such shorter notice as Consolidated Goldfields may accept as sufficient. In the event of the Escrow Agent resigning, Consolidated Goldfields shall forthwith appoint a new Escrow Agent and advise the parties hereto and the resigning Escrow Agent in writing of such appointment upon which the retiring Escrow Agent shall transfer all funds, agreements and other documents then in its possession to the new Escrow Agent provided that the retiring Escrow Agent shall have received payment in full of all fees and expenses owing to it hereunder. Any new Escrow Agent appointed pursuant to the provisions of this Agreement shall be a firm of barristers and solicitors authorized to practice law in the Province of Alberta or a corporation authorized to carry on the business of a trust company in the Province of Alberta. On any new appointment, the new Escrow Agent shall be vested with the same powers, rights, duties and obligations as if it had been originally named herein as Escrow Agent, without any further assurance, conveyance, act or deed.

Article 7
FEES AND EXPENSES OF THE ESCROW AGENT

7.1	Consolidated Goldfields shall pay the reasonable fees and expenses of the Escrow Agent incurred in the performance of the Escrow Agent's obligations hereunder, including without limitation, the fees and expenses of counsel retained pursuant to Article 5.1.

Article 8
RETENTION OF BENEFITS BY ESCROW AGENT

8.1	In the event that the Escrow Agent shall hold any distributable amount which is unclaimed or which cannot be paid for any reason, the Escrow Agent shall be under no obligation to invest or reinvest the same but shall only be obligated to hold the same on behalf of the person or persons entitled thereto in a current or other non-interest bearing account pending payment to the person or persons entitled thereto. The Escrow Agent shall, as and when required by law, and may at any time prior to such required time, pay all or part of such distributable amount so held to the Public Trustee (or other appropriate government official or agency) whose receipt shall be a good discharge and release of the Escrow Agent.

Article 9
GOVERNING LAW

9.1	This Agreement shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each party hereto accepts and attorns to the Courts of the Province of Alberta and all courts of appeal therefrom.

Article 10
DISPUTE RESOLUTION

10.1	In the event that any dispute arises pursuant to this Agreement, Consolidated Goldfields and 1824455 will give each other adequate notice thereof within 30 days of such dispute arising and work expeditiously and in good faith in an attempt to resolve and finally determine such disputed items as promptly as practicable.

10.2	If Consolidated Goldfields and 1824455 are unable to resolve their dispute within thirty (30) days after the first notification of the dispute, the parties may submit the dispute to the Courts of the Province of Alberta for resolution in accordance with Article 9.

Article 11
GENERAL

11.1	Consolidated Goldfields and 1824455 covenant to execute and deliver such agreements and other documents and will do or cause to be done all such acts as are or may be necessary or desirable to give effect to the provisions hereof and to carry out the intent of this Agreement and to comply with any policies, rulings or other requirements imposed by any applicable regulatory authority.

11.2	Time shall be of the essence of this Agreement.

11.3	No provisions of this Agreement shall be deemed to be waived unless such waiver is in writing. Any waiver of any default committed by any of the Parties hereto in the observance of the performance of any part of this Agreement shall not extend to or be taken in any manner to affect any other default.

11.4	This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, successors, administrators and assigns.

11.5	This Agreement may be amended by an instrument in writing executed by both Consolidated Goldfields and 1824455. Such amendment will take effect on the date such written notice is executed and effective.

11.6	Any provision of this Agreement which is or becomes prohibited and unenforceable does not invalidate, affect or impair the remaining provisions which shall be deemed to be severable from such prohibited or unenforceable provision.

Article 12
COUNTERPARTS

12.1	This Agreement may be executed in several counterparts and evidenced by a facsimile copy of an original execution page bearing the signature of each party hereto, each of which when so executed shall be deemed to be an original, and such counterparts or facsimile copies thereof together shall comprise one and the same instrument and, notwithstanding their date of execute, shall be deemed to bear the date as of the date above written.

Signature page follows.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year first above written.

1824455 ALBERTA LTD.

Per:	/s/ B. Dynes
William (Bill) Dynes Chief Executive Officer

CONSOLIDATED GOLDFIELDS CORPORATION

Per:	/s/ Marc J. Andrews
Marc J. Andrews Chief Executive Officer

DAVIS LLP

Per:	/s/ D. Kenney